February 19, 2014

ManTech Announces Financial Results for

Fourth Quarter and Fiscal Year 2013

•	Revenue: $491.5 million for fourth quarter, $2.31 billion for fiscal year

•	Cash Flow from Operations: $22 million for the fourth quarter, $188 million for fiscal year

•	Dividends: quarterly program maintained at $0.21 per share

FAIRFAX, Va. February 19, 2014 (GLOBE NEWSWIRE)– ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the fourth quarter and fiscal year 2013, which ended December 31, 2013.

“ManTech’s financial results for 2013 primarily reflect the government’s accelerated withdrawal from operations in Afghanistan and the overall budget uncertainty, including the government shutdown,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “In addition, over the past year the government services market has seen changes as we prepare for new policies and strategies. Nevertheless, our cyber and intelligence business showed vibrant growth and generated strong new business awards. Most important, the future funding picture is becoming much clearer. The Bipartisan Budget Act of 2013 creates a two-year framework for discretionary spending and eases harmful sequestration cuts. With full-year 2014 appropriations in place, our customers are actively carrying out plans for the future. We now have the clarity we need to use our strong balance sheet to aggressively pursue corporate acquisitions in growth segments of the budget. The acquisition of Allied Technology gives us a great platform within the Department of Homeland Security (DHS), and we are looking at additional properties that expand our exposure to intelligence and health care.”

Summary Operating Results

Revenues for the quarter were $491.5 million, compared to $621.8 million in the fourth quarter of fiscal year 2012. Revenues for the year were $2.31 billion, compared to $2.58 billion in fiscal year 2012. Revenues in strategic investment areas, including intelligence, cyber security and healthcare, increased in the quarter and the year compared to the comparable periods for 2012. Quarterly and annual revenues declined primarily as a result of contracts supporting the U.S. Army, especially as mission requirements fell in conjunction with the U.S. military withdrawal from Afghanistan.

During the fourth quarter, the Company recorded an after-tax $85.7 million goodwill impairment related to its defense technical services business. The charge recognizes the impact of a more rapid withdrawal of forces from Afghanistan, as well as slowed services spending across the company’s defense customers in the second half of 2013 due to the cumulative effects of sequestration and the government shutdown.

Excluding the goodwill impairment charge, adjusted operating income was $33.6 million for the quarter and $140.7 million for the full year. The strong profitability for the quarter resulted from excellent award fees, higher direct labor component, and cost containment. Adjusted net income was $20.1 million for the quarter and $79.6 million for the full year, resulting in adjusted diluted earnings per share of $0.54 for the quarter and $2.14 for the full year. Information about ManTech’s use of non-GAAP financial information is provided under “Non-GAAP Financial Measures.”

On a GAAP basis for the quarter, the operating loss was $84.8 million and the net loss was $65.6 million or $1.77 per share fully diluted. For the year operating income was $22.2 million and the net loss was $6.1 million or $0.17 per share fully diluted.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $22 million or 1.1 times adjusted net income. For fiscal year 2013, cash flow from operations was $188 million or 2.4 times adjusted net income. Days sales outstanding (DSO) increased to 84 days, in part driven by the government shutdown which increased incremental funding and delayed contracting activities.

During the quarter the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of Dec. 6, 2013, for a total of $31.2 million, or $0.84 per share, for the year. The company finished the quarter with the highest quarter-ending cash and cash equivalents balance in its history—$269 million, up from $259 million at the end of the third quarter. The company has $200 million in debt with no borrowings on its $500 million revolving-credit facility.

After the close of the quarter, the company acquired Allied Technology Group, Inc., an information technology (IT) and engineering solutions company focused on the Department of Homeland Security (DHS). The acquisition will enable ManTech to deliver technology services through Allied Technology’s unrestricted prime positions on two DHS multiple-award Indefinite Delivery/Indefinite Quantity (ID/IQ) contracts—Enterprise Acquisition Gateway for Leading Edge Solutions (EAGLE) II is the department’s principal IT solutions contract, and Technical, Acquisition, and Business Support Services (TABSS) encompasses program management, engineering, and technology support services. Together, the two contracts provide $33 billion in potential ceiling value for use by all DHS components. ManTech is well positioned to help DHS perform its growing cyber mission, secure the nation’s borders, and keep America safe.

The Board of Directors has declared a cash dividend of $0.21 per share, which will be paid on March 21, 2014 to all common stockholders of record as of March 7, 2014. ManTech anticipates paying equivalent quarterly dividends near the end of each fiscal quarter. Based on the current number of outstanding shares, the anticipated total dividend for 2014 of $0.84 per share of common stock implies a payout of $31 million. The annual yield is approximately 2.9 percent based on the closing price on February 18, 2014. Future declarations of quarterly dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $358 million in the fourth quarter, representing a book-to-bill ratio of 0.7. For the year contract awards totaled $1.7 billion for a book-to-bill ratio of 0.7. Contract awards for the quarter and for the year reflected industry-wide delays and are expected to increase substantially in 2014.

Forward Guidance

The company expects to achieve revenue, net income and diluted earnings per share without additional acquisitions as specified in the table below.

Measure	Fiscal 2014 Guidance
Revenue (million)	$2,000
Net Income (million)	$56
Diluted Earnings Per Share	$1.50

The guidance is supported by a backlog of business at the end of quarter of $3.9 billion, of which $1.1 billion was funded, as well as a strong pipeline of new opportunities and renewed clarity around government funding levels.

ManTech Chief Financial Officer Kevin M. Phillips said, “We are pleased to end the fiscal year with strong operating performance, generating improved margins and strong cash flow despite revenue pressure from customer uncertainty, the government shut down, and the accelerated withdrawal from Afghanistan. These factors will continue to weigh on our results through the first half of 2014. We expect the increased flexibility and clarity that our customers now have to translate into a sharp increase in new awards as we progress through the year. In 2014, we will manage our balance sheet smartly to grow the company through accretive acquisitions, pay down debt, and return cash to shareholders through its existing dividend program.”

Conference Call

ManTech executive management will hold a conference call on Feb. 19, 2014, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 30362080. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the healthcare and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through over 1,000 current contracts. Our services includes the following solution sets that are aligned with the long-term needs of our customers: cyber security; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; test and evaluation; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; environmental, range and sustainability services; training services; and global logistics support. We support major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities and other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations and otherwise address budgetary constraints, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; adverse results of U.S. government audits or other investigations of our government contracts; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct; and adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2013, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	(unaudited) December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$269,001	$134,896
Receivables—net	457,898	548,309
Prepaid expenses and other	19,384	27,185
Contractual inventory	3,962	34,762

Total Current Assets	750,245	745,152
Goodwill	752,867	861,912
Other intangibles—net	152,523	167,910
Property and equipment—net	30,156	28,588
Employee supplemental savings plan assets	31,765	27,352
Other assets	5,846	10,995

TOTAL ASSETS	$1,723,402	$1,841,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$226,287	$315,582
Accrued salaries and related expenses	56,617	52,364
Billings in excess of revenue earned	13,781	15,031
Deferred income taxes—current	—	4,266

Total Current Liabilities	296,685	387,243
Long-term debt	200,000	200,000
Deferred income taxes—non-current	48,093	50,645
Accrued retirement	33,565	29,390
Other long-term liabilities	11,288	9,403

TOTAL LIABILITIES	589,631	676,681

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,245,893 and 24,093,832 shares issued at December 31, 2013 and 2012; 24,001,780 and 23,849,719 shares outstanding at December 31, 2013 and 2012	242	241
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at December 31, 2013 and 2012	132	132
Additional paid-in capital	423,787	417,917
Treasury stock, 244,113 and 244,113 shares at cost at December 31, 2013 and 2012	(9,158)	(9,158)
Retained earnings	718,892	756,241
Accumulated other comprehensive income (loss)	(124)	(145)

TOTAL STOCKHOLDERS’ EQUITY	1,133,771	1,165,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,723,402	$1,841,909

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND LOSS

(In Thousands Except Per Share Amounts)

	(unaudited)		(unaudited)
	Three months ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUES	$491,536	$621,821	$2,310,072	$2,582,295
Cost of services	416,690	535,424	1,995,630	2,213,894
General and administrative expenses	41,257	48,743	173,772	197,413
Goodwill impairment	118,427	—	118,427	—

OPERATING INCOME (LOSS)	(84,838)	37,654	22,243	170,988
Interest expense	(4,049)	(4,038)	(16,266)	(16,304)
Interest income	215	87	608	344
Other income (expense), net	32	5	(32)	(74)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	(88,640)	33,708	6,553	154,954
(Provision) benefit for income taxes	23,152	(13,503)	(11,842)	(59,935)
Equity in losses of unconsolidated subsidiaries	(110)	—	(860)	—

NET INCOME (LOSS)	$(65,598)	$20,205	$(6,149)	$95,019

BASIC EARNINGS (LOSS) PER SHARE:
Class A common stock	$(1.77)	$0.55	$(0.17)	$2.57

Class B common stock	$(1.77)	$0.55	$(0.17)	$2.57

DILUTED EARNINGS (LOSS) PER SHARE:
Class A common stock	$(1.77)	$0.55	$(0.17)	$2.57

Class B common stock	$(1.77)	$0.55	$(0.17)	$2.57

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited) Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,149)	$95,019
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	118,427	—
Depreciation and amortization	30,504	52,742
Deferred income taxes	(10,915)	17,539
Stock-based compensation	5,236	8,142
Equity in losses of unconsolidated subsidiaries	860	—
Gain on sale of property and equipment	(402)	—
Excess tax benefits from the exercise of stock options	(53)	(46)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	91,583	(1,081)
Contractual inventory	30,800	(34,762)
Prepaid expenses and other	9,334	(4,416)
Accounts payable and accrued expenses	(89,935)	28,187
Accrued salaries and related expenses	3,677	(22,053)
Billings in excess of revenue earned	(1,291)	(20,456)
Accrued retirement	4,175	3,235
Other	2,428	4,208

Net cash flow from operating activities	188,279	126,258

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(11,382)	(63,093)
Purchases of property and equipment	(11,087)	(11,718)
Investment in capitalized software for internal use	(2,536)	(3,182)
Investment in unconsolidated subsidiaries	(422)	—
Proceeds from sale of property and equipment	402	—
Proceeds from sale of investment	239	185
Proceeds from disposition of a business	—	1,799

Net cash flow from investing activities	(24,786)	(76,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(31,208)	(31,029)
Proceeds from exercise of stock options	1,767	1,147
Excess tax benefits from the exercise of stock options	53	46

Net cash flow from financing activities	(29,388)	(29,836)

NET CHANGE IN CASH AND CASH EQUIVALENTS	134,105	20,413
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134,896	114,483

CASH AND CASH EQUIVALENTS, END OF PERIOD	$269,001	$134,896

Non-GAAP Financial Measures

To supplement the review of ManTech’s consolidated financial statements presented on a GAAP basis, the company has provided non-GAAP calculations of certain financial measures. These measures include adjusted operating income, adjusted income from operations before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share. Each of these calculations excludes the impact of goodwill impairment and therefore, is considered a non-GAAP financial measure.

MANTECH INTERNATIONAL CORPORATION

PRESENTATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In Thousands Except Per Share Amounts)

	Three months ended December 31, 2013		Year Ended December 31, 2013
	Adjusted	GAAP	Adjusted	GAAP
REVENUES	$491,536	$491,536	$2,310,072	$2,310,072
Cost of services	416,690	416,690	1,995,630	1,995,630
General and administrative expenses	41,257	41,257	173,772	173,772
Goodwill impairment	—	118,427	—	118,427

OPERATING INCOME (LOSS)	33,589	(84,838)	140,670	22,243
Interest expense	(4,049)	(4,049)	(16,266)	(16,266)
Interest income	215	215	608	608
Other income (expense), net	32	32	(32)	(32)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	29,787	(88,640)	124,980	6,553
(Provision) benefit for income taxes	(9,565)	23,152	(44,559)	(11,842)
Equity in losses of unconsolidated subsidiaries	(110)	(110)	(860)	(860)

NET INCOME (LOSS)	$20,112	$(65,598)	$79,561	$(6,149)

BASIC EARNINGS (LOSS) PER SHARE:
Class A common stock	$0.54	$(1.77)	$2.14	$(0.17)

Class B common stock	$0.54	$(1.77)	$2.14	$(0.17)

DILUTED EARNINGS (LOSS) PER SHARE:
Class A common stock	$0.54	$(1.77)	$2.14	$(0.17)

Class B common stock	$0.54	$(1.77)	$2.14	$(0.17)

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F